                                                                    Exhibit 4.01

                          CALCULATION AGENCY AGREEMENT

            CALCULATION AGENCY AGREEMENT, dated as of December 21, 2006 (this
"Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman
Brothers Inc., as Calculation Agent.

            WHEREAS, the Company proposes to issue and sell from time to time its Medium-Term Notes, Series I, due three months or more from the date of issue
(the "Notes"), issued under Registration Statement no. 333-134553 on Form S-3
(the "Registration Statement"), as filed with the Securities and Exchange
Commission under the Securities Act of 1933, as amended;

            WHEREAS, the terms of each series of the Notes will be described in a pricing supplement or free writing prospectus (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, the pricing supplement or free writing prospectus relating to such particular series of the Notes is referred to herein as the "relevant Pricing Supplement"), an underlying supplement (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, the underlying supplement to such particular series of the Notes is referred to herein as the "relevant Underlying
Supplement") and a product supplement (in connection with the performance by the
Calculation Agent of its services hereunder with respect to a particular series of the Notes, the product supplement relating to such particular series of the
Notes is referred to herein as the "relevant Product Supplement") to the prospectus dated May 30, 2006, as supplemented by a prospectus supplement dated
May 30, 2006;

            WHEREAS, the Notes will be issued under an Indenture, dated as of
September 1, 1987, between the Company and Citibank, N.A., as Trustee (the
"Trustee"), as supplemented and amended by supplemental indentures dated as of
November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993,
October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series
Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

            WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with each series of the Notes
(in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, such particular series of the Notes is referred to herein as the "relevant Notes");

            NOW THEREFORE, the Company and the Calculation Agent agree as follows:

            1.    Appointment of Agent. The Company hereby appoints Lehman
Brothers Inc. as Calculation Agent for the Notes, upon the terms and subject to the conditions herein set forth, and Lehman Brothers Inc. hereby accepts such appointment. The Calculation Agent shall act as an agent of the Company for the purpose of making any calculations, determinations or adjustments specified as being made by the Calculation Agent in this Agreement, the relevant

Product Supplement, the relevant Underlying Supplement, the relevant Pricing
Supplement or the relevant Notes.

            2.    Calculations, Determinations, Adjustments and Information
Provided. The Company shall notify the Calculation Agent of the issuance of the
Notes and, at the time of such issuance, shall deliver to the Calculation Agent all information in the possession of the Company for any calculations, determinations or adjustments made thereunder. The Calculation Agent shall make any calculations, determinations or adjustments specified as being made by the
Calculation Agent pursuant to Section 1 in accordance with the terms of the relevant Notes, the Indenture, the relevant Pricing Supplement, the relevant
Product Supplement, the relevant Underlying Supplement and the provisions of this Agreement. In addition, the Calculation Agent shall maintain, or cause to be maintained, records permitting it to calculate any amounts due (as set forth in the relevant Notes) or make any other determinations or adjustments. The
Calculation Agent shall notify the Trustee of all such calculations, determinations and adjustments.

            3.    Calculations. Any calculations, determinations or adjustments by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding. Any calculations, determinations or adjustments made by the Calculation
Agent hereunder shall, at the Trustee's request, be made available at the
Corporate Trust Office.

            4.    Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation and reimbursement of expenses, including reasonable counsel fees, incurred by the Calculation Agent, in each case in connection with its duties hereunder.

            5.    Terms and Conditions. The Calculation Agent accepts its
obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

            (a)   in acting under this Agreement, the Calculation Agent is
      acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

            (b)   unless otherwise specifically provided herein, any order,
      certificate, notice, request, direction or other communication from the
      Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

            (c)   the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

            (d)   the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation
      Agent; and

            (e)   the Calculation Agent shall incur no liability hereunder
      except for loss sustained by reason of its gross negligence or wilful misconduct.

            6.    Reference Treasury Dealers. The Calculation Agent may, in its
sole discretion, designate one or more reference treasury dealers (each a
"Reference Treasury Dealer") for purposes of quoting rates or yields in accordance with the terms of the Notes. Forthwith upon such initial designation or any change in the identity of any Reference Treasury Dealer, the Calculation
Agent shall notify the Company and the Trustee of such designation or change.
The Calculation Agent shall not be responsible to the Company or any third party for any failure of any Reference Treasury Dealer to fulfill its duties or meet its obligations as a Reference Treasury Dealer or as a result of the Calculation
Agent's having acted (except in the event of negligence or willful misconduct)
on any quotation or other information given by any Reference Treasury Dealer that subsequently may be found to be incorrect.

            7.    Resignation; Removal; Successor. (a) The Calculation Agent may
at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the
Company and specifying such removal and the date when it shall become effective.
Such resignation or removal shall take effect upon the appointment by the
Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the
Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

            (b)   In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation
Agent hereunder.

            (c)   Any successor Calculation Agent appointed hereunder shall
execute, acknowledge and deliver to its predecessor, to the Company and to the
Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon

become obligated to transfer, deliver and pay over, and such successor
Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

            (d)   Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

            8.    Indemnification. The Company will indemnify the Calculation
Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The
Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

            9.    Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the
Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646)
758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399
Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone:
(212) 526-7000), Attention: Corporate Secretary, (b) in the case of the
Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019
(facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 388 Greenwich
Street, 14th Floor, New York, New York 10013 (facsimile: (212) 816-5527)
(telephone: (212) 816-5773), Attention: Corporate Trust Department or, in any
case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

            10.   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            11.   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            12.   Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

            IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                     LEHMAN BROTHERS HOLDINGS INC.

                                     By: /s/ James J. Killerlane III
                                         ---------------------------------
                                         Name: James J. Killerlane III
                                         Title: Vice President

                                     LEHMAN BROTHERS INC.,
                                       as Calculation Agent

                                     By: /s/ James J. Killerlane III
                                         ---------------------------------
                                         Name: James J. Killerlane III
                                         Title: Vice President